Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CSG Systems International, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of the internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Registration Statement of CSG Systems International, Inc. on Form S-3 (File No. 333-117427) and the related Prospectus.

Our report with respect to the consolidated financial statements refers to a change in the method of accounting for stock-based compensation during 2003.

/s/    KPMG LLP

KPMG LLP

Denver, Colorado

July 27, 2005